Exhibit 5.1

September 25, 2007

e.Digital Corporation
16770 West Bernardo Drive
San Diego, California 92127

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for e.Digital Corporation (the “Company”) in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to 1,750,000 shares of the Company’s common stock, $.001 par value (the “Common Stock”), issuable under Inducement Stock Options and/or Special Stock Options issued by the Company to certain of its employees and consultants (the “Options”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Options and of such other documents, corporate records, certificates of public officials and other instruments relating to the adoption and implementation of the Options as we deemed necessary or advisable for purposes of this opinion.

Based on the foregoing examination and subject to compliance with applicable state securities and “blue sky” laws, we are of the opinion that the shares of Common Stock issuable upon exercise of the Options are duly authorized and, when issued in accordance with the Options, will be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to all references therein to our firm.

Very truly yours,

/s/ McCONNELL, DUNNING & BARWICK LLP